STARBOARD VALUE AND OPPORTUNITY MASTER FUND III LP c/o Starboard Value LP 777 Third Avenue, 18th Floor New York, New York 10017

March__, 2024

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Dear __________:

This letter sets forth our mutual agreement with respect to compensation to be paid to you for your agreement to be named and serve as a nominee of a group of investors (the “Starboard Group”), including Starboard Value and Opportunity Master Fund III LP, an affiliate of Starboard Value LP, for election as a director of Algonquin Power & Utilities Corp. (the “Company”) at the Company’s 2024 annual general meeting of shareholders or any special meeting of shareholders of the Company (including any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Meeting”).

In consideration of your agreement to be named and serve as a nominee of the Starboard Group for election as a director of the Company at the Meeting, the undersigned hereby agrees to pay you (i) $25,000 in cash upon the Starboard Group submitting a requisition for a special meeting of shareholders to the Company nominating you for election as a director of the Company (with such payment to be made as soon as reasonably practicable after the requisition has been submitted) and (ii) $25,000 in cash upon the filing of a dissident proxy circular relating to a solicitation of proxies with respect to your election as a director of the Company at the Meeting. You hereby agree to use the after-tax proceeds from such compensation, or an equivalent amount of other funds, to acquire securities of the Company (the “Nominee Shares”) at such time that you shall determine, but in any event no later than fourteen (14) days after receipt of such compensation; provided, however, in the event you are unable to transact in the securities of the Company due to possession of material non-public information or any other limitation or restriction, you shall have fourteen (14) days from the first date that you can transact in the securities of the Company to acquire such securities; provided, further, that the Starboard Group shall have the right to waive the requirement to purchase Nominee Shares at any time by providing you with prior notice of any such waiver. During the term of this letter agreement, you agree not to sell, transfer or otherwise dispose of any Nominee Shares; provided, however, in the event that the Company enters into a business combination with a third party, you may sell, transfer or exchange the Nominee Shares in accordance with the terms of such business combination.

The term of this letter agreement shall commence on the date hereof and shall remain in effect until the earliest to occur of (i) the Company’s appointment or nomination of you for election as a director of the Company, (ii) the date of any agreement with the Company in furtherance of your nomination or appointment as a director of the Company, (iii) the Starboard Group’s withdrawal of your nomination for election as a director of the Company, and (iv) the date of the Meeting.

The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of New York, without regard to its principles of conflict of laws, and by applicable laws of the United States. The parties hereto consent to the jurisdiction of the New York State and United States courts located in New York County, New York for the resolution of any disputes hereunder and agree that venue shall be proper in any such court notwithstanding any principle of forum non conveniens and that service of process on the parties hereto in any proceeding in any such court may be effected in the manner provided herein for the giving of notices. The parties hereto waive trial by jury in respect of any such proceeding.

This letter agreement shall bind and inure to the benefit of you and your heirs, successors and assigns.

This letter agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

STARBOARD VALUE AND OPPORTUNITY MASTER FUND III LP

By: Starboard Value LP, its investment manager

By:
Name:
Title:

Accepted and Agreed to:

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